Exhibit 99.1

AptarGroup Reports All-Time High Quarterly Results; Boosts Dividend 33 Percent

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 20, 2005--AptarGroup, Inc. (NYSE:ATR) today reported record quarter results and declared an increased quarterly dividend.

    SECOND QUARTER RESULTS

    For the quarter ended June 30, 2005, sales increased 14 percent to a record $356.1 million from $311.8 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately 11 percent from the prior year. Net income for the second quarter of 2005 increased to a record $29.3 million from $22.8 million a year ago. Diluted earnings per share increased 33 percent to $.81 per share compared to $.61 per share in the prior year. Net income for the second quarter included reduced income taxes of approximately $3.2 million ($.09 per diluted share) related to research and development credits in the U.S. and tax changes in Italy.

    SIX MONTHS RESULTS

    For the six months ended June 30, 2005, sales increased 12 percent to a record $700.1 million from $627.4 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately 8 percent from the prior year. Net income for the first six months of 2005, including the second quarter tax benefits described above, increased to a record $51.4 million from $44.0 million a year ago. Diluted earnings per share increased 19 percent to $1.41 per share compared to $1.18 per share in the prior year.

    MANAGEMENT COMMENT

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We are pleased to report that we continued to build on the momentum we experienced in the first quarter. We achieved a record level of quarterly sales as a result of strong demand for our products from the personal care, pharmaceutical, household and food/beverage markets. Sales to the fragrance/cosmetic market slowed in the quarter and were approximately equal to the prior year's level."
    Siebel added, "With increased volumes, we were able to leverage our infrastructure and realize operating efficiencies. In addition, we were successful in passing through the majority of our raw material cost increases. These factors contributed to our record earnings per share."

    BUSINESS SEGMENT PERFORMANCE

    For the quarter, sales of the Dispensing Systems segment increased 12 percent, to $294.5 million from $261.9 million in the prior year. The increase is mainly due to increased sales to the personal care, pharmaceutical and food/beverage markets and changes in exchange rates. For the first six months, sales increased 10 percent to $575.8 million from $524.1 million in the prior year. Dispensing Systems segment income (income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items) increased to $39.7 million from $35.0 million in the prior year. For the first six months, Dispensing Systems segment income increased to $71.8 million from $66.3 million in the prior year.
    For the quarter, sales of the SeaquistPerfect segment increased 23 percent, to $64.2 million from $52.1 million in the prior year. The increase is due to improved sales to the personal care and household markets and the inclusion of sales from EP Spray System SA, which was acquired in the first quarter of this year. For the first six months, sales increased 20 percent to $129.6 million from $107.8 million in the prior year. Second quarter SeaquistPerfect segment income increased to $6.3 million from $4.8 million a year ago. For the first six months, SeaquistPerfect segment income increased to $13.1 million from $10.1 million in the prior year.

    OUTLOOK

    Siebel commented, "We are optimistic that the trends we have experienced in the second quarter will continue into the third quarter. At the present time, we believe demand for our dispensing systems from all of the markets we serve, other than the fragrance/cosmetic market, will improve over prior year levels. In addition, we plan to reduce and redeploy certain personnel at our French fragrance/cosmetic operations. We plan to implement this program over a three year period and we expect to realize cost savings over time. Anticipated charges related to the first phase of this effort will be approximately $3 million in the second half of 2005 and will be recorded in the quarter in which they are recognizable for accounting purposes."
    Siebel concluded, "Excluding any effects of this program, we expect diluted earnings per share for the third quarter of 2005 to be in the range of $.70 to $.75 compared to $.68 per share in the prior year."

    CASH DIVIDEND INCREASE

    The Board of Directors increased the quarterly dividend to $.20 per share, payable August 23, 2005 to shareholders of record as of August 2, 2005. This represents a 33 percent increase over the previous quarterly dividend of $.15 per share. Siebel commented, "Our Board continues to evaluate ways to enhance shareholder value. While we want to maintain flexibility to pursue opportunities that could contribute to our growth, we also recognize that our strong financial position and cash generating ability allow us to return value to shareholders in the form of dividends. This increase, which follows last year's doubling of the dividend, is a clear indication of our commitment to our shareholders and our confidence in our business."

    SHARE REPURCHASE ACTIVITY

    During the quarter, the Company repurchased 631,000 shares of common stock bringing the cumulative total shares repurchased under the current share repurchase program to approximately 3.5 million shares. At the end of the second quarter, the remaining balance of shares authorized for repurchase under the program was approximately
1.5 million shares.

    OPEN CONFERENCE CALL

    There will be a conference call on Thursday July 21, 2005 at 8:00 a.m. CDT to discuss the Company's second quarter results for 2005. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at http://www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                            THREE MONTHS ENDED     SIX MONTHS ENDED
                                 JUNE 30,             JUNE 30,
                           -------------------------------------------
                                 2005      2004       2005       2004
                           -------------------------------------------

Net Sales                    $356,112  $311,844   $700,111   $627,447
Cost of Sales (exclusive of
 depreciation shown below)    238,641   206,202    471,119    417,783
Selling, Research &
 Development and
Administrative                 51,060    46,793    102,700     95,062
Depreciation and Other
 Amortization                  25,282    23,433     50,814     47,483
                           -------------------------------------------
Operating Income               41,129    35,416     75,478     67,119
Other Income/(Expense):
Interest Expense               (3,026)   (2,495)    (5,764)    (4,724)
Interest Income                   747       872      1,562      1,890
Equity in Results of
 Affiliates                       503       251        835        693
Minority Interests                 71      (153)        71       (272)
Miscellaneous, net               (533)     (388)      (838)        25
                           -------------------------------------------
Income before Income Taxes     38,891    33,503     71,344     64,731
Provision for Income Taxes      9,567    10,721     19,952     20,714
                           -------------------------------------------
Net Income                    $29,324   $22,782    $51,392    $44,017
                           ===========================================

Net Income per Share -
 Basic                          $0.83     $0.62      $1.45      $1.21
                           ===========================================
Net Income per Share -
 Diluted                        $0.81     $0.61      $1.41      $1.18
                           ===========================================

Average Number of Shares -
 Basic                         35,226    36,527     35,431     36,464
Average Number of Shares -
 Diluted                       36,321    37,462     36,526     37,377


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS


                                  June 30, 2005      December 31, 2004
ASSETS

Cash and Equivalents                  $123,526               $170,368
Receivables, net                       277,971                266,894
Inventories                            186,516                189,349
Other Current Assets                    31,469                 34,618
                                ---------------     ------------------
Total Current Assets                   619,482                661,229
Net Property, Plant and
 Equipment                             498,910                534,762
Goodwill, net                          144,716                140,239
Other Assets                            44,243                 37,796
                                ---------------     ------------------
Total Assets                        $1,307,351             $1,374,026
                                ===============     ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                 $83,948                $63,292
Accounts Payable and Accrued
 Liabilities                           209,224                213,569
                                ---------------     ------------------
Total Current Liabilities              293,172                276,861
Long-Term Obligations                  141,376                142,581
Deferred Liabilities                    75,012                 81,387
                                ---------------     ------------------
Total Liabilities                      509,560                500,829
Stockholders' Equity                   797,791                873,197
                                ---------------     ------------------
Total Liabilities and
 Stockholders' Equity               $1,307,351             $1,374,026
                                ===============     ==================


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION


                           THREE MONTHS ENDED       SIX MONTHS ENDED
                                JUNE 30,                 JUNE 30,
                          --------------------------------------------

                               2005       2004       2005        2004
                          ---------------------  ---------------------
NET SALES

Dispensing Systems         $294,485   $261,879   $575,801    $524,114
SeaquistPerfect              64,152     52,054    129,610     107,815
Intersegment Eliminations    (2,525)    (2,089)    (5,300)     (4,482)
                          ---------------------  ---------------------
Total Net Sales            $356,112   $311,844   $700,111    $627,447
                          =====================  =====================


SEGMENT INCOME (1)

Dispensing Systems          $39,700    $34,970    $71,827     $66,267
SeaquistPerfect               6,329      4,758     13,073      10,050
Corporate Expenses and
 Other                       (4,859)    (4,602)    (9,354)     (8,752)
                          ---------------------  ---------------------
Income before Interest and
 Taxes                       41,170     35,126     75,546      67,565
Less: Interest Expense,
 Net                          2,279      1,623      4,202       2,834
                          ---------------------  ---------------------
Income before Income Taxes  $38,891    $33,503    $71,344     $64,731
                          =====================  =====================

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, corporate expenses, income taxes and unusual items.


    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424